Exhibit 4.2

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$2,650,000.00	04-30-2026	05-01-2036	XXXXX99500001	103 / 742	XXXXX9950	339

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing "***" has been omitted due to text length limitations.

Borrower:	Optical Cable Corporation 5290 N. Concourse Dr. Roanoke, VA 24019	Lender:	Freedom First Federal Credit Union Commercial Lending - Downtown Roanoke 207 Bullitt Ave, SE Roanoke, VA 24013 (540) 389-0244

IMPORTANT NOTICE

THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.

Principal Amount: $2,650,000.00	Date of Note: April 30, 2026

PROMISE TO PAY. Optical Cable Corporation ("Borrower") promises to pay to Freedom First Federal Credit Union ("Lender"), or order, in lawful money of the United States of America, the principal amount of Two Million Six Hundred Fifty Thousand & 00/100 Dollars ($2,650,000.00), together with interest on the unpaid principal balance from April 30, 2026, until paid in full.

PAYMENT. Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances as described in the "INTEREST CALCULATION METHOD" paragraph using the interest rates described in this paragraph: 60 monthly consecutive principal and interest payments in the initial amount of $19,912.69 each, beginning June 1, 2026, with subsequent payments due the same day each month after that, and with interest calculated on the unpaid principal balances using an interest rate of 6.500% per annum based on a year of 360 days; 59 monthly consecutive principal and interest payments, beginning June 1, 2031, with subsequent payments due the same day each month after that, and with interest calculated on the unpaid principal balances using an interest rate based on the Index described below, plus a margin of 2.500 percentage points, adjusted if necessary for the minimum and maximum rate limitations for this loan; and one principal and interest payment on May 1, 2036, with interest calculated on the unpaid principal balances using an interest rate based on the Index described below, plus a margin of 2.500 percentage points, adjusted if necessary for the minimum and maximum rate limitations for this loan. The final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the monthly average yield on U.S. Treasury Securities, adjusted to a constant maturity of five years (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If Lender determines, in its sole discretion, that the Index for this Note has become unavailable or unreliable, either temporarily, indefinitely, or permanently, during the term of this Note, Lender may amend this Note by designating a substantially similar substitute index. Lender may also amend and adjust any margin corresponding to the Index being substituted to accompany the substitute index. Margins corresponding to the Index are described in the "Payments" section. The change to the margin may be a positive or negative value, or zero. In making these amendments, Lender may take into consideration any then-prevailing market convention for selecting a substitute index and margin for the specific Index that is unavailable or unreliable. Such an amendment to the terms of this Note will become effective and bind Borrower 10 business days after Lender gives written notice to Borrower without any action or consent of the Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each five years. Borrower understands that Lender may make loans based on other rates as well. The interest rate or rates to be applied to the unpaid principal balance during this Note will be the rate or rates set forth herein in the "Payment" section. Notwithstanding any other provision of this Note, after the first payment stream, the interest rate for each subsequent payment stream will be effective as of the due date of the last payment in the just-ending payment stream. NOTICE: Under no circumstances will the interest rate on this Note be less than 4.500% per annum or more than the maximum rate allowed by applicable law. Whenever changes occur in the interest rate, Lender, at its option, may do one or more of the following: (A) change the amounts of Borrower's payments to maintain the original amortization schedule, (B) increase Borrower's payments to cover accruing interest if the interest rate adjustment is an increase, (C) change the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and change Borrower's final payment amount.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Freedom First Federal Credit Union, 207 Bullitt Ave, SE Roanoke, VA 24013.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment or $10.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased to 18.000% per annum based on a year of 360 days. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf, or made by Guarantor, or any other guarantor, endorser, surety, or accommodation party, under this Note or the related documents in connection with the obtaining of the loan evidenced by this Note or any security document directly or indirectly securing repayment of this Note is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, or a trustee or receiver is appointed for Borrower or for all or a substantial portion of the assets of Borrower, or Borrower makes a general assignment for the benefit of Borrower's creditors, or Borrower files for bankruptcy, or an involuntary bankruptcy petition is filed against Borrower and such involuntary petition remains undismissed for sixty (60) days.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Execution; Attachment. Any execution or attachment is levied against the Collateral, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.

Change in Zoning or Public Restriction. Any change in any zoning ordinance or regulation or any other public restriction is enacted, adopted or implemented, that limits or defines the uses which may be made of the Collateral such that the present or intended use of the Collateral, as specified in the related documents, would be in violation of such zoning ordinance or regulation or public restriction, as changed.

Default Under Other Lien Documents. A default occurs under any other mortgage, deed of trust or security agreement covering all or any portion of the Collateral.

Judgment. Unless adequately covered by insurance in the opinion of Lender, the entry of a final judgment for the payment of money involving more than one hundred thousand dollars ($100,000.00) against Borrower and the failure by Borrower to discharge the same, or cause it to be discharged, or bonded off to Lender's satisfaction, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered.

Change In Ownership. Any event or series of events that results in a “Change of Control”. For purposes of this Note,

Change of Control" mean the occurrence of any of the following events: (1) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the beneficial owner, directly or indirectly, of securities of the Borrower representing more than fifty percent (50%) of the ordinary voting power of the Borrower’s then outstanding voting securities for the election of Borrower’s directors; or (2) during any period of twenty-four (24) consecutive months, 66 2/3% of the members of the board of directors of Borrower cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least 66 2/3% of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clause (i) and (ii) above constituting at the time of such election or nomination at least 66 2/3% of that board. For the avoidance of doubt, the mere transfer or trading of shares on a national securities exchange that does not result in a person or group acquiring beneficial ownership of more than fifty percent (50%) of the voting power of the Borrower shall not constitute a Change of Control.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions. If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within thirty (30) days; or (2) if the cure requires more than thirty (30) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, immediately due and payable, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Subject to any limits under applicable law, upon default, Borrower agrees to pay Lender's reasonable attorneys' fees and all of Lender's other collection expenses, whether or not there is a lawsuit, including without limitation reasonable legal expenses for bankruptcy proceedings.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Virginia without regard to its conflicts of law provisions. This Note has been accepted by Lender in the Commonwealth of Virginia.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the applicable courts for Roanoke County, Commonwealth of Virginia.

CONFESSION OF JUDGMENT. Upon a default in payment of this Note at maturity, whether by acceleration or otherwise, Borrower hereby irrevocably authorizes and empowers Styskal, Wiese & Melchione, LLP as Borrower's attorney-in-fact to appear in the Roanoke City Circuit Court clerk's office and to confess judgment against Borrower for the unpaid amount of this Note as evidenced by an affidavit signed by an officer of Lender setting forth the amount then due, attorneys' fees plus costs of suit, and to release all errors, and waive all rights of appeal. By a written instrument Lender may appoint a substitute for the above named attorney-in-fact. If a copy of this Note, verified by an affidavit, shall have been filed in the proceeding, it will not be necessary to file the original as a warrant of attorney. Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. No single exercise of the foregoing warrant and power to confess judgment will be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void; but the power will continue undiminished and may be exercised from time to time as Lender may elect until all amounts owing on this Note have been paid in full.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $30.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

STATUTORY LIEN. Borrower agrees that all loan advances under this Note are secured by all shares and deposits in all joint and individual accounts Borrower has with Lender now and in the future. Borrower authorizes Lender, to the extent permitted by applicable law, to apply the balance in these accounts to pay any amounts due under this Note when Borrower is in default under this Note. Shares and deposits in an Individual Retirement Account and any other account that would lose special tax treatment under state or federal law if given as security are not subject to the security interest Borrower has given in Borrower's shares and deposits.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instruments listed herein:

(A) a Credit Line Deed of Trust dated April 30, 2026, to a trustee in favor of Lender on real property located in County of Roanoke, Commonwealth of Virginia. The real property or its address is commonly known as 5290 N. Concourse Dr., Roanoke, VA 24019.

(B) an Assignment of All Rents to Lender on real property located in County of Roanoke, Commonwealth of Virginia. The real property or its address is commonly known as 5290 N. Concourse Dr., Roanoke, VA 24019.

FINANCIAL STATEMENTS. Borrower agrees to provide Lender with such financial statements and other related information at such frequencies and in such detail as Lender may reasonably request.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Borrower may notify Lender if Lender reports any inaccurate information about Borrower's account(s) to a consumer reporting agency. Borrower's written notice describing the specific inaccuracy(ies) should be sent to Lender at the following address: Freedom First Federal Credit Union 207 Bullitt Ave, SE Roanoke, VA 24013.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower waives presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

OPTICAL CABLE CORPORATION

By:	/s/ Tracy G. Smith

Tracy G. Smith, Executive Vice President/Chief

Financial Officer/Secretary of Optical Cable

Corporation

       (Seal)

LENDER:

FREEDOM FIRST FEDERAL CREDIT UNION

X	/s/ Scott Leffel

Scott Leffel, SVP - Commercial Relationship Executive

LaserPro, Ver. 25.2.10.002 Copr. Finastra USA Corporation 1997, 2026. All Rights Reserved. - VA C:\MBL\CFI\LPL\D20.FC TR-9736 PR-2 (M)